REGISTRATION NO.333-32564

               SECURITIES AND EXCHANGE COMMISSION
    SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

                       Amendment #2 Form SB - 2
            Amended Form SB - 2 REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

                        XUNANTUNICH INC.
     (Exact name of registrant as specified in its charter)

Nevada                             0273                           76-0602960
(State or other jurisdiction of (Primary Standard Industrial (IRS Employer incorporation or organization) Classification Code Number) Identification No.)

       21112 123rd Avenue, Maple Ridge, BC V2X 4B4 CANADA

                         (604 ) 467-9116
  (Address, including zip code, and telephone number, including area code,
           of registrants principal executive offices)

Agent for Service:                        With a Copy to:
David Young                               Christopher J. Moran, Jr.
XUNANTUNICH INC. Inc.                     Attorney at Law
3E - 2775 Fir Street                      4625 Clary Lake Drive
Vancouver, BC V2X 4B4 Canada              Roswell, Georgia 30075
(604) 734 3546                       (770) 518-9542 (770) 518-9640 Fax

(Name, address, including zip code, and telephone number, including area code, of agent for service)

          Approximate date of commencement of proposed sale to the public:
          Approximate date of commencement of proposed sale to the public:As soon as practicable after the effective date of this Registration Statement.
As soon as practicable after the effective date of this Registration Statement.
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.
[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.
[ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



     CALCULATION OF REGISTRATION FEE

Title of                  Proposed     Proposed
each         Amount       Maximum      Maximum       Amount of
             to be        Offering     Aggregate     Registration
Class        Registered   Price        Offering
of                        per unit     price         Fee
Securities
to be
registered


Common       1,510,000    $ .20 per    $302,000.00   $ 84.56
stock        shares       share

No exchange or over-the-counter market exists for XUNANTUNICH
INC. common stock.  The average price paid for XUNANTUNICH INC.
common stock was $.0004 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.



SUBJECT TO COMPLETION

                           Prospectus
                                      , 2000


                        XUNANTUNICH INC.


                1,510,000 Shares of Common Stock
 to be sold by the registrant as issuer and current shareholders

This is the initial public offering of common stock of Xunantunich Inc. and no public market currently exists for these shares. Xunantunich Inc. is offering for sale up to one million shares of its common stock on a self-underwritten best efforts basis at a price of $0.20 per share for a period of one hundred
and eighty days (six months)    from the date of this Prospectus.

The price for the common shares offered was set arbitrarily by us and does not relate to earnings, book value or any other established method of valuation; there are no provisions for the return of funds if only a small number of shares are sold and no minimum subscription amount has been set and no commissions will be paid for the sale of the 1,000,000 shares offered by Xunantunich Inc.

This Prospectus is part of a Registration Statement that also permits selling shareholders to sell 510,000 common shares.

This investment involves a high degree of risk. See Risk Factors beginning on page 5.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. The SEC has not made any
recommendations that you buy or not buy the shares.   Any
representation to the contrary is a criminal offense.
We will amend and complete the information in this Prospectus. Although we are permitted by US federal securities law to offer these securities using this Prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                        TABLE OF CONTENTS

                        XUNANTUNICH INC.



PART I INFORMATION REQUIRED IN PROSPECTUS

Summary Information and Risk Factors..................5
Use of Proceeds.......................................7
Determination of Offering Price.......................7
Dilution..............................................8
Selling Security Holders..............................8
Plan of Distribution..................................9
Legal Proceedings....................................10
Directors, Executive Officers, Promoters and Control
Persons..............................................10
Security Ownership of Certain Beneficial Owners and
Management...........................................11
Description of Securities............................12
Disclosure of the Commission Position on the Indemnification
for Securities Act Liabilities.......................14
Organization Within Last Five Years................. 14
Description of Business..............................14
Managements Discussion and Analysis or Plan of
Operation............................................24
Description of Property..............................25
Certain Relationships and Related Transactions.......25
Market for Common Equity and Related Shareholder
Matters..............................................26
Executive Compensation...............................26
Financial Statements................................ 27
Changes In and Disagreements With Accountants on
Accounting and Financial Disclosure..................40














PART I - SUMMARY INFORMATION AND RISK FACTORS.


Prospectus Summary.

Xunantunich Inc. is a corporation formed under the laws of the
State of Nevada on    April 2, 1999     whose principal executive
offices are located in Maple Ridge, British Columbia, Canada.

The primary objective of the business is designed to market high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to
their clients.     Our license covers the distribution rights for
the Province of Alberta, Canada. Xunantunich Inc. is in the development stage and has had no revenues.

Name, Address, and Telephone Number of Registrant

   Xunantunich Inc.
   Fir Street, Suite 3E
   Vancouver, BC V2X 4B4, CANADA
   (604) 467-7982


The Offering

  -   Price per share offered                         $0.20
  -   common stock offered by the company
      1,000,000 shares
  -   common stock offered by selling shareholders    510,000 shares
  -   common stock to be outstanding
      after the offering                            6,000,000 shares
     (assuming all shares are sold)
  - use of proceeds - to fund marketing and setting up of dealers to handle line of vitamins and mineral supplements.

Risk Factors


We have had losses since inception and expect such losses to continue for the foreseeable future.

Xunantunich Inc. has never had any revenues. Costs are incurred to set up the business plan and to get into business. While the licensor, Vitamineralherb.com (Vita) has set up the master web page and organized the processing of purchases, we must provide our own accounting systems and sales planning including finding and hiring good, reliable sales people. These efforts will use our cash reserves. We will not have any substantial cash reserves until this Offering is complete. If this Offering is not completed, we will not be able to get into business. This could have a serious affect on the price of our stock.

Once we get into business and sales begin, we still expect to lose money for a considerable period. We will record losses until our profits from sales exceed our expenses. If we do not accomplish this, any and all funds that we have in reserve will be used up. You should consider these facts carefully before you invest.

We expect to need additional financing and such financing may not be available.

Xunantunich Inc. does not have sufficient capital to properly get into business, to respond to new technical developments or competition or to take advantage of unexpected opportunities. Such items as special marketing programs, the development of new services or opportunities to acquire complimentary businesses require capital. Our success, if any, of establishing the business, creation of sales and follow-up service depends upon new capital through this offering. Management estimates that our minimum expenses for the first twelve months of operation will be $96,250. That figure represents approximately 50% of the proceeds from this offering. If the offering is fully subscribed to and after the costs of this offering are deducted, we would have approximately $50,000 in working capital.

Should this offering be unsuccessful we would be faced with several options:

       - cease operations and go out of business completely;
       - begin looking for additional capital on terms that are acceptable;
       - bring in additional capital that involves a change of control; or
       - seek an acquisition candidate that seeks access to the public marketplace and sources of financing, complete a merge or reverse takeover and probably enter into a completely different line of business.

You should be aware of one fact: if this offering is unsuccessful we will be unable to implement our business plan unless and until a new source of acceptable financing is found.

No other source of capital has been approached and we do not have any other sources readily available. If other sources are available we have no idea whether capital can be obtained on terms and conditions that are acceptable. Further, any such financing may be upon terms that result in dilution or considerable lessening of value of the shares currently held by Xunantunich, Inc. shareholders.

We are totally dependent on one supplier and one website and any difficulties with these could seriously affect our chances of success.

Vitamineralherb.com, the licensor is both the supplier of all of our products and our customers, if any, access to those products. If for any reason the licensor has a problem, whether it be technical, financial or a default under their agreement with their supplier(s) it will have a direct affect on our sales and revenues, if any. Any permanent disruption of Vitamineralherb.coms ability to supply us with products or an ordering method via the Internet would put us out of business and at the very least cause a major reorganization to secure new products and a new website. The affect on the value of our common stock would be very negative. Some points of specific concern are:

       -  we have only one supplier;
       -  we have only one ordering facility: the
       Vitamineralherb.com website;
       -  Vita mineralherb.com has only one suppler; and
       - Vitamineralherb.com is dependent on many licensees getting into business and being successful.

If the Xunantunich business plan fails or proves to be impractical we may be considered a Blank Check Company which would restrict resales of our common stock.


Use of Proceeds

Legal Fees                              $30,000
Accounting                               10,000
Electronic filing and printing           5,000
Start up costs (office equipment, telephone
system, computers and software)          60,000
Recruiting and salaries                  45,000
Working Capital                          50,000
Total                                   200,000

     We have estimated that we will have approximately $50,000 working capital if this offering is fully subscribed to. This money will be used for contingency and/or additional unanticipated expenses of getting the business started. This money may or may not be enough to run the business until sales revenues can take over. If it is not enough we will be forced to look for more funding. No arrangements have been made for this funding.


Determination of Offering Price

The offering price of this issue was set in a purely arbitrary manner. We determined the amount of money needed to start the business; added a contingency amount; allowed for printing, legal and accounting costs and possible commissions if a Broker/Dealer should become involved with the sale to the public of this issue. We also took into account the resultant number of shares in the float, i.e. the number of shares available to be traded. The final consideration was the perceived market capitalization (the theoretical total worth of the shares of Xunantunich Inc. if they were all sold at a specific price at the same time).



Dilution

Xunantunich Inc., prior to this offering has 5,000,000 shares of stock issued and outstanding. 510,000 shares of this amount are being qualified for sale by present shareholders as part of this Registration Statement.

The following table illustrates the difference between prices paid by present shareholders and subscribers to this offering.


                         Percentage        Percentage         Percentage   Percentage
                         of                of                 of Shares    of Shares
                         Consideration     Consideration 	    Held         Held
             Price Paid  50%Subscription   100% Subscription  50%          100%

Present
Shareholders 0.001      02.48              01.26              90.91        83.34

Subscribers  0.20       97.52              98.74              09.09        16.66



The following table will show the net tangible value of the shares before and after shares are subscribed in this offering.

                              Before    After 50%    After 100%
                              Offering  of Offering  of Offering

- Net tangible book value     .0005     $.0010       $.033

- Increase in net             NA        $.0005       $.033
  tangible book value

- Dilution factor             NA        $.1995       $.167

The above table indicates that the net tangible book value of Xunantunich is 1/20 of one cent. If half of this offering is subscribed to, you would lose 19.95 cents value of the 20 cents you paid. If all of the offering were completed you would still lose 16.7 cents of the 20 cents you invested.


Selling security holders

The following are the shareholders for whose accounts the shares are being offered; the amount of securities owned by such shareholder prior to this offering; the amount to be offered for such shareholders account; and the amount to be owned by such shareholder following completion of the offering:


                                   Number   No.
                           Number  of       of     Percent
               Position    of      Shares   Shares
Name           with        Shares  Offered  After  after
               Company     Owned            Sale   Sale



Rod Albers     None                         -0-     -0-
                           1,000   1,000

Allison Flechl None                251,000  -0-     -0-
                           251,000

Kodi Flechl    None                         -0-     -0-
                           1,000   1,000

Michael Flynn  None                         -0-     -0-
                           1,000   1,000

James Fortin   None                         -0-     -0-
                           1,000   1,000

Peter James    None                         -0-     -0-
                           1,000   1,000

Sharon         None                         -0-     -0-
Marcotte                   1,000   1,000

Al Sanderson   None                         -0-     -0-
                           1,000   1,000

Jeremy         None                         -0--    -0-
Yasenuik                   1,000   1,000

Adrienne       None                         -0-     -0-
Yasenuik                   1,000   1,000

David Young    None        250,000 250,000  -0-     -0-




Plan of Distribution

This is a self - underwritten Offering.  This Prospectus is part of a Registration Statement that permits the Officers and
Directors of Xunantunich Inc. to sell directly to the public, with no commission or other remuneration payable.  At the
discretion of our Board of Directors, an underwriting contract may be entered into with one or more Broker/Dealers on a best
efforts or    firm-commitment     basis. In this case, commissions and
expenses within the guidelines of the NASD would be negotiated.
We will be required to halt sales and file a post-effective amendment to this Prospectus outlining the payment to the broker/dealer(s).

 Mark, Michael and Grant Cramer are all licensed to sell
securities in the Province of British Columbia, Canada and as
such will be ineligible to sell any of this offering under Rule
3a4-1 of the Securities Exchange Act of 1934.     These securities
will be sold by Florence Cramer.

This Prospectus is also part of a Registration Statement that enables selling shareholders to sell their shares on a continuous or delayed basis in the future. Xunantunich Inc. has not committed to keep the Registration Statement effective for any set period of time past the 180 days mentioned above.

While the Registration Statement is effective, selling shareholders may sell their shares directly to the public, without the aid of a broker or dealer, or they may sell their shares through a broker or dealer. Any commission, fee or other compensation of a broker or dealer would depend on the brokers or dealers involved in the transaction.

No public market currently exists for shares of Xunantunich Inc.
common stock. Xunantunich Inc. intends to apply to have its shares traded on the NASD OTC Bulletin Board.



Legal Proceedings.

We are not aware of any legal proceedings that have been or are currently being undertaken for or against Xunantunich Inc. nor is any contemplated


Directors, executive officers, promoters and control persons.

The directors and executive officers currently serving
Xunantunich Inc. are as follows:

Name                     Age            Positions Held and Tenure

Mark Cramer              59             President and
                                        Director since
                                        November, 1999

Florence Cramer          59
                                        Secretary/Treasurer and
                                        Director since November/99

Michael Cramer           34             Vice President and
                                        Director Since
                                        December, 1999

Grant Cramer             28             Director since
                                        December/1999

The directors named above will serve until the first annual meeting of Xunantunich Inc. stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between the directors and officers of Xunantunich Inc. and any other person pursuant to which any director or officer was or is to be selected as a director or officer.


Biographical information

Mark Cramer. Mr. Cramer, Xunantunich Inc.s President, has served as an officer and director since November, 1999. Since 1988, Mr. Cramer has been actively involved as a Financial Consultant in the Province of British Columbia, Canada. He holds a Masters Degree from Simon Fraser University, holds life and mutual funds licenses. Mr. Cramer is the principal shareholder in IDF Financial Services, Inc., a securities dealer, through which he has obtained registration to sell securities in the Province of British Columbia, only. He has a Chartered Financial Planning degree. He is President, Chairman and major shareholder in Comprehensive Financial Services, Inc., a full-service financial planning and consulting company. He is also President and Chairman of River Ranch Resort Corp., a full service facility catering to hunters, fishermen, snowmobilers and nature lovers.

In 1987, Mr. Cramer retired after a twenty-five year career as teacher, principal and Administrative Assistant to the Superintendent of Schools, District #57, British Columbia.

Florence Cramer. Mrs. Cramer, Xunantunich Inc.s Secretary/Treasurer has served as an officer and director since November, 1999. She has a multi-year background as a Life Underwriter and Financial Planner. She formed Comprehensive Financial Services in 1987 and currently serves as a director and Secretary/Treasurer of that Company. Mrs. Cramer holds a diploma in Office Administration .

Michael Cramer. Mr. Cramer, Xunantunich Inc.s Vice President has served as an officer and director since December, 1999. Since 1985 he has been involved in the financial services field holding Life Insurance and Mutual Fund licenses as well as being registered to sell securities in the Province of British Columbia through the family-owned company, IDF Financial Services, Inc.
He also has earned a Professional Financial Planning designation and serves as director and Vice President of Comprehensive Financial Services Inc.

Grant Cramer. Mr. Cramer has served as a director of Xunantunich Inc. since December, 1999. He is currently a director of Comprehensive Financial Services Inc. and IDF Financial Services Inc. He has a substantial background in hiring and training Financial Planners and holds a Professional Financial Planning designation and is registered to sell securities in the Province of British Columbia through the family-owned firm, IDF Financial Services, Inc.


Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this Registration Statement, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding Common Stock of Xunantunich Inc.. Also included are the shares held by all executive officers and directors as a group.

                                   Number of      Percent of
                                   Shares Owned
 Name and Address                  Beneficially   Class Owned

Mark Cramer*
6822 Valleyview Drive
Prince George, BC V2K 4C6 Canada   1,915,000      38.30

Michael Cramer*
2408 Panorama Place
Prince George, BC V2K 4T9 Canada   1,350,000      27.00

Florence Cramer*
6822 Valleyview Drive
Prince George, BC V2K 4C6 Canada   1,000,000      20.00

Grant Cramer*
#202 - 8636 Laurel Street
Vancouver, BC V6P 3V6    Canada      225,000      04.50

All directors and executive
Officers as a group (4 persons)    4,490,000      89.80%

     * All of the officers and directors of Xunantunich Inc. are related. Florence Cramer, Xunantunich Inc.s Secretary/Treasurer and Director is the wife of Mark Cramer, Xunantunich Inc. President and director. Both Michael Cramer, Vice President and director and Grant Cramer, director are the adult sons of Mark and Florence Cramer. All of the officers and directors of Xunantunich Inc. have independent means and incomes and state categorically that they are not holding any shares beneficially for any other person.

The persons listed are the sole officers and directors of Xunantunich Inc.


Conflicts of Interest

The officers and directors will only devote a portion of their time to the affairs of Xunantunich Inc.. There will be occasions when the time requirements of the business conflict with the demands of their other business and investment activities. We may need to employ additional personnel. If this happens, we cannot be sure that good people will be available and if they are available, we can get them at a price we can afford.

There is no procedure in place, which would allow any of the Cramers to resolve potential conflicts in an arms-length fashion.
We must rely on them to use their discretion to resolve these conflicts.

Description of securities

Common Stock.

The Articles of Incorporation of Xunantunich Inc. authorize the issuance of 100,000,000 shares of Common Stock. Each holder of record of Common Stock is entitled to 1 vote for each share held on all matters properly submitted to the stockholders for their vote. The Articles of Incorporation do not permit cumulative voting for the election of directors.

Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of
legally available funds.   In the event of liquidation,
dissolution or winding up of the affairs of the Xunantunich Inc., holders are entitled to receive, ratably, the net assets available to stockholders after distribution is made to the preferred shareholders, if any.

Holders of Common Stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares when issued will be duly authorized, validly issued, fully paid, and non assessable. If additional shares of Xunantunich Inc. Common Stock are issued, the relative interests of then existing stockholders may be diluted.

Preferred Stock

The Articles of Incorporation of Xunantunich Inc. authorize the issuance of 10,000,000 shares of preferred stock. The Board of Directors is authorized to issue preferred shares from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as Common Stock. No preferred stock has been issued by Xunantunich Inc.


Transfer Agent

Xunantunich Inc. is currently serving as its own transfer agent, and plans to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for its securities. Should Xunantunich Inc. securities be quoted on any exchange or OTC quotation system or application is made to have the securities quoted, an independent transfer agent will be appointed.


Indemnification of Officers and Directors

As permitted by Nevada law, Xunantunich Inc.s Articles of Incorporation provide that Xunantunich Inc. will indemnify its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.


Exclusion of Liabilities

Pursuant to the laws of the State of Nevada, Xunantunich Inc.s Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any directors liability under federal or applicable state securities laws.



Disclosure of Commission position on indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Xunantunich Inc. pursuant to provisions of the State of Nevada, Xunantunich Inc. has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Organization within the last five years

Xunantunich Inc. was incorporated in the State of Nevada on April 2, 1999 and is in the early stages of development. From inception the only activities of Xunantunich Inc. have been the development of its business plan and the preparation for this Registration Statement. It has no revenues nor does it have any expectation of revenues until the completion of this Offering and the commencement of business.

Description of business

On April 5, 1999 Xunantunich Inc. received from David R. Mortenson & Associates of Alvin, Texas, the rights to distribute and produce, in the states of Arizona and Nevada, an oxygen enriched water product for fish farming, aquaculture, mariculture, poultry raising, and for treating animal waste from dairies, feedlots of all kinds, and for other similar uses. These production and distribution rights were received from Mortenson in exchange for 2,000,000 shares of common stock. Mortenson acquired these rights from the inventors of the product, N. W. Technologies, Inc. under a distribution agreement. Several months later the contract granting David R. Mortenson & Associates rights to the technology was withdrawn. Mortenson sued N.W. Technologies Inc. in Harris County Court, Houston Texas.

To compensate for the possibility that we could lose our principal asset and the obvious delay that this dispute and court action has caused, David R. Mortenson & Associates has agreed to suspend all financial requirements that are due or will be due in the future until the dispute with NW is resolved. They have also agreed to grant an alternative license to Xunantunich Inc. for the distribution of vitamin and herbal supplements for the Province of Alberta, Canada. This license will enable us to create a business plan and start the process of getting into business.

The License.

Xunantunich Inc. has a three year license to market and sell vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of
customers.   All of these individuals and organizations will
order their products via the Internet for sale to their clients. The license will be automatically renewed unless Xunantunich Inc. or Vitamineralherb.com gives the other notice of its intent not to renew.

 As a licensee of Vitamineralherb.com, Xunantunich Inc. eliminates the need to develop products, store inventory, build and maintain a website, establish banking liaisons, and develop a fulfillment system, thereby enabling us to focus strictly on marketing and sales. Xunantunich Inc. plans to target health and fitness professionals in Alberta who wish to offer health and fitness products to their customers.

Xunantunich Inc. (and its customers) will have access to all products offered on the Vitamineralherb.com website, as well as the ability to order custom-formulated and custom-labeled products. Vitamineralherb.com sets the price for products based on the manufacturers price, plus a markup which provides a 10% commission to Vitamineralherb.com and a profit for Xunantunich Inc.

Three different labeling options are available to customers:

     - products may be ordered with the manufacturers standard label with no customization.
     - the fitness or health professional may customize the labels by adding its name, address, and phone number to the standard label. In most cases, these labels would be a standardized label with product information and a place on the label for the wording Distributed by. This gives these health and fitness professionals a competitive edge.
     - labels may be completely customized for the health or fitness professional.

When a fitness or health professional becomes a client, Xunantunich Inc.s salesperson will show the client how to access the Vitamineralherb.com website. The client is assigned an identification number that identifies it by territory, salesperson, and business name, address, and other pertinent information. The health or fitness professional may then order the products it desires directly through the Vitamineralherb.com website, paying for the purchase with a credit card, electronic check (e-check), or debit card. All products are shipped by the manufacturer directly to the professional or its clients.

Xunantunich Inc. is not obliged to purchase and maintain a large inventory, an order desk or shipping department. This method of doing business, which only a short time ago would be unthinkable is now a preferred way of shopping (whether wholesale or retail) for a large segment of the population of North America.

The website is maintained by Vita and each licensee pays an annual website maintenance fee of $500. All financial transactions are handled by Vitas Internet clearing bank. The Vitamineralherb.com webmaster downloads e-mail orders several times a day, checks with clearing bank for payment and then submits the product order and electronic payment to International Formulation and Manufacturing. Vitamineralherb.com then forwards the money due Xunantunich Inc. via electronic funds transfer.

Vitas software tracks all sales through the customers identification number, and at month end, e-mails to Xunantunich Inc. a detailed report including sales commissions. Vitamineralherb.com has indicated that it will use e-commerce advertising such as banner ads on major servers and websites, as well as attempting to insure that all major search engines pick Vitamineralherb.com first. All sales originating from the website to customers located in Alberta will automatically be assigned to Xunantunich Inc.

The Territory.

The Province of Alberta, Canada reached a population of 3,000,000 this year and is considered to be one of the most prosperous jurisdictions in the country. The two major cities, Calgary and Edmonton, the provincial capital have populations of 950,000 and 850,000 respectively. The Province of Alberta has had a balanced budget for several years and recently a law was passed that required the province to be debt free by the year 2005. They have also announced that provincial income taxes will be eliminated in the next several years.

The principal industries in Alberta are agriculture, producing grain, oil seeds and cattle; oil and gas; coal mining and tourism. Alberta produces a large majority of fossil fuels in Canada and are large exporters to the USA of oil and natural gas. High quality smelting coal is shipped to Japan and Korea. The province is the home of two famous national parks, Banff and Jasper.

Our research has indicated that there are nearly 6,000 health professionals, martial arts instructors, fitness centers and personal trainers in Alberta

 Background on the Manufacturer and Distributor.

On June 9, 1999, Vitamineralherb.com entered into a manufacturing agreement with International Formulation and Manufacturing Inc. a nutraceuticals manufacturing firm, located in San Diego, California, USA. International Formulation and Manufacturing has been a contract manufacturer of vitamin, mineral, nutritional supplement, and alternative health products for various marketing
organizations for approximately six years.   International
Formulation and Manufacturing does no retail marketing.

In addition to a line of standard products, International Formulation and Manufacturing is able to manufacture custom blended products for customers. International Formulation and Manufacturing also has the capability to supply privately labeled products for Xunantunich Inc. customers at a minimal added cost. Vitamineralherb.com has just begun developing its vitamin marketing and distributorship business.

Implementation of the business plan.

Xunantunich Inc.s business plan is to determine the feasibility of selling Vitamineralherb.com products to targeted markets. We will conduct research into the various potential target markets during the next six to twelve months. Should Xunantunich Inc. determine that its business plan is feasible, it intends to employ salespeople to call on medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers to interest these professionals in selling to their clients high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products. These professionals would sell the products to their clients and order them through the Internet.

Milestones:

1. Confirmation of Market. Management of Xunantunich Inc. has already begun to implement the first stage of the business plan. We intend to retain Mr. Edward Best of dealbuzz.com Inc. to do a marketing survey of the Province of Alberta. Mr. Best recently completed a sampling of 200 potential clients in the boroughs of Brooklyn, Queens and the Bronx, New York City considered by many to be one of the hardest and most competitive markets in the world. The results were very encouraging. 38% of the 200 potential customers contacted responded positively. Mr. Best estimates that it will take some 30 days to complete his sampling of our market. Our cost will be $1,500.

2. Establishment of an office. One administration office is planned for the whole province. Sales people would office in their own homes. The one office that we would establish would act as a coordinating and business office, looking after sales support, book keeping and payroll. We estimate that office space will cost in the neighborhood of $16 per square foot including taxes and insurance. We estimate that we will require about 1,000 square feet initially.

3. Recruiting of sales people. We estimate that we will require two sales people to cover the Province of Alberta; one headquartered in the city of Calgary covering the south half of the province and the other in Edmonton, the Provincial Capitol. Sales people will be provided with a basic draw against commissions of $1,000 per month. Our plan is have them initially cover the two major cites, thereby keeping expenses to a minimum. From Calgary and Edmonton, the secondary cities of Red Deer, Lethbridge Peace River and Lloydminster will be covered. Rural Alberta with hundreds of small towns and villages will be pre-qualified by telephone and then paid a sales call. Cost of recruiting is estimated at $3,000.

4 Advertising. We envision advertising of our products and services as a very low-keyed approach. We believe that direct mail is the best and most cost effective method of reaching our potential clients. Due to the fact that we are targeting a fairly narrow segment of the population as potential retailers, a well-designed mail piece and cover letter with follow up by telephone should be adequate to introduce us to our potential clients. Design and production of a mailing piece is estimated at $7,000.

5. Generation of Revenues. Management of Xunantunich believes that a planned, slow-but-steady growth pattern will serve the organization in the best fashion. By keeping costs low and concentrating first on the major centers, we believe that we can generate revenues in a fairly short time. Initial order will provide a comparatively large purchase by the retailer. After that the distributors will order product as they require it. We believe that the initial surge of orders will provide enough cash flow to keep from using our working capital too rapidly and that we will be able to reach a break-even point or a small profit position before our capital is used up..

If the net proceeds received from this offering are not enough to accomplish those things we will have to obtain additional financing through an additional offering or through capital contributions by current shareholders. No commitments to provide additional funds have been made by management or shareholders. You cannot be sure that any additional funds will be available on
terms acceptable to Xunantunich Inc. or at all.   Xunantunich
Inc. expects to begin earning revenues shortly after a sales force is in place.

Growth of the Internet and electronic commerce.

The Internet has become an increasingly significant medium for communication, information and commerce. According to NUA Internet Surveys, as of February 2000, there were approximately
275.5 million Internet users worldwide. At the IDC Internet Executive Forum held on September 28-29, 1999, IDC stated that in 1999 US $109 billion in purchases were impacted by the Internet. IDCs vice president, Sean Kaldor, indicated that figure is expected to increase more than ten-fold over the next five years to US $1.3 trillion in 2003, with $842 million completed directly over the Web. Xunantunich Inc. believes that this dramatic growth presents significant opportunities for online retailers.

We have assembled some of the available data regarding Internet commerce that will be a portion of the information that is to be digested in order to complete our study as to feasibility.

Web Commerce:       1996      $2.6 billion
                    2000      $220 billion

Web Users:          1996      28 million
                    2000      175 million
  (Source: Ziff Davis)

   Nearly one trillion will be spent on Information Technology (IT) in 2000, representing about 60 percent of all capital spending compared to just 10% of all capital spending in 1980.
  (Source: NUA)

Nearly half of US Internet users have purchased a product or service online.
 (Source: A. C. Nielsen-May 11, 2000)

Consumers who have used the Internet since 1995 spend an average of $ 388 per transaction while those who have been online for a year only spend an average of $ 187 per transaction. The equivalent figure for those who have been using the Internet since 1997 is $ 298.
 (Source: National Association of Business Economics)

An estimated 120 million Internet users, or 40 percent of the total number online, have already made an online purchase, according to a study from the Angus Reid Group. Over 50 % of all online transactions were made in the USA. US users made an average of 7 purchases in the three months before the survey, spending an average of $828. The worldwide average spent by an individual in the same period was less than $500.

75% of online shoppers in the US and Canada pay for e-commerce purchases by credit card. Direct bank drafts, bank transfers and cash on delivery are the other most favored payments methods. 93% of Internet shoppers around the world said they were somewhat satisfied or extremely satisfied with their online shopping experience.
 (Source: Angus Reid Group)

Internet advertising revenue more than doubled in 1999, coming to a year-end total of $ 4.62 billion.
 (Source: Internet Advertising Bureau [IAB])

AS OF MARCH, 2000 THERE WERE A WORLD-WIDE TOTAL OF 304,360,000
INTERNET CONNECTIONS.  THE BREAKDOWN IS AS FOLLOWS:

          Africa              2,589,000
          Asia/Pacific        68,900,000
          Europe              83,350,000
          Middle East         1,900,000
          USA & Canada        136,860,000
          South Africa        10,740,000
 (Source: Various; Methodology - Compiled by: Nua Internet
Surveys)

Financial results from the first quarter of this year show that while Amazon nearly doubled its revenue, it sustained bigger losses than during the same period last year. Despite this, sales were up 95 percent from USD294 million in 1999 to USD574 million in 2000.
 (Source: Reuters)

Global e-commerce will be worth 7.0 trillion dollars by 2004. 50% of global sales will come from the US.
 (Source: Forrester)

The vitamin, supplement, mineral and alternative health product market.

In recent years, a growing awareness of vitamins, herbs, and other dietary supplements by the general public has created a whole new segment in the field of medicine and health care products. According to Jupiter Communications, online sales of such products are expected to be US $434 million in the year 2003, up from $1 million in 1998. Xunantunich Inc. believes that several factors are driving this growth, including a rapidly growing segment of the population that is concerned with aging and disease, a growing interest in preventative health care, favorable consumer attitudes toward alternative health products and a favorable regulatory statute, the Dietary Supplement Health and Education Act of 1994.

The removal of most, if not all import duties, under the NAFTA accord enables Xunantunich Inc. to import its goods without undue trouble or delay. Some of sources relied upon for product will undoubtedly be located in Canada and will be easily available to Canadian customers as well as being exported to the United States.

The electronic commerce industry is new, rapidly evolving and intensely competitive, and Xunantunich Inc. expects competition to intensify in the future. Barriers to entry are minimal and current and new competitors can launch sites at a relatively low cost. In addition, the vitamin supplement, mineral and alternative health product market is very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention.

Xunantunich Inc.s competitors can be divided into several groups including:

     - traditional vitamins, supplements, minerals and alternative health products retailers;
     - the online retail initiatives of several traditional vitamins, supplements, minerals and alternative health products retailers;
     - online retailers of pharmaceutical and other health-related products that also carry vitamins, supplements, minerals and alternative health products;
     - independent online retailers specializing in vitamins, supplements, minerals and alternative health products;
     - mail-order and catalog retailers of vitamins, supplements, minerals and alternative health products, some of which have already developed online retail outlets; and
     - direct sales organizations, retail drugstore chains, health food store merchants, mass market retail chains and various manufacturers of alternative health products.

Many of Xunantunich Inc.s potential competitors have longer operating histories, larger customer or user base, greater brand recognition and significantly greater financial, marketing and other resources than we have. In addition, an online retailer may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies as use of the Internet and other electronic services increases.

Competitors have and may continue to have aggressive pricing policies and devote substantially more resources to website and systems development than Xunantunich Inc. does. Increased competition may result in reduced operating margins and loss of market share.

Xunantunich Inc. believes that the principal competitive factors in its market are:

  - ability to attract and retain customers;
  - breadth of product selection;
  - product pricing;
  - ability to customize products and labeling;
  - quality and responsiveness of customer service.

Xunantunich Inc. believes that it can compete favorably on these factors. However, we will have no control over how successful our competitors are in addressing these factors. In addition, Xunantunich Inc. online competitors can duplicate many of the products or services offered on the Vitamineralherb.com site.

Xunantunich Inc. believes that traditional retailers of vitamins, supplements, minerals and other alternative health products face several challenges in succeeding:

 - Lack of convenience and personalized service. Traditional retailers have limited store hours and locations. Traditional retailers are also unable to provide consumers with product advice tailored to their particular situation.
 - Limited product assortment. The capital and real estate intensive nature of store-based retailers limit the product selection that can be economically offered in each store location.
 - Lack of Customer Loyalty. Although the larger traditional retailers often attract customers, many of these customers are only one-time users. People are often attracted to the name brands, but find the products too expensive.
 - the multilevel structure of some marketing organizations mandates high prices.

As a result of the foregoing limitations, Xunantunich Inc.
believes there is significant unmet demand for a shopping channel like that of Vita that can provide consumers of vitamins, supplements, minerals and other alternative health products with a broad array of products and a convenient and private shopping experience.

Xunantunich Inc. hopes to attract and retain consumers through the following key attributes of its business:

     - Broad Expandable Product Assortment. Xunantunich Inc.s product selection is substantially larger than that offered by store-based retailers.
     - Low Product Prices. Product prices can be kept low due to volume purchases through Xunantunich Inc.s affiliation with Vitamineralherb.com and other licensees. Our not having an inventory, warehouse space and need for limited administration will also make our prices lower.. All products are shipped from International Formulation and Manufacturings inventory.
     - Accessibility to Customized Products. At minimal cost, health and fitness practitioners may offer their customers customized products.
     - Access to Personalized Programs. Health or fitness professional can tailor vitamin and dietary supplement regimes to their clients.

Regulatory Environment.

The manufacturing, processing, formulating, packaging, labeling and advertising of the products Xunantunich Inc. sells in Canada are or may be subject to regulation by Health Canada which administers the Food and Drugs Act along with relevant regulation thereto. Regulated products include herbal remedies, natural health remedies, functional foods and nutraceuticals. Health Canada regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the-counter or homeopathic drugs. Under the Food and Drugs Act, a variety of enforcement actions are available to Health Canada against marketers of unapproved drugs or adulterated or misbranded products. These include: criminal prosecution; injunctions to stop the sale of a companys products; seizure of products; adverse publicity voluntary recalls and labeling changes.

The Consumer Packaging and Labeling Act, as administered by Industry Canada, requires that certain information labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics. A product may be deemed an unapproved drug and misbranded if it bears improper claims or improper labeling.

The manufacturing, processing, formulating, packaging, labeling and advertising of the products Xunantunich Inc. sells may also be subject to regulation by one or more U.S. federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities also may be regulated by various agencies of the states, localities and foreign countries in which consumers reside.

The Food and Drug Administration, in particular, regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the- counter or homeopathic drugs.

Food and Drug Administration regulations require that certain informational labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics.

The Food and Drug Administration has indicated that claims or statements made on a companys website about dietary supplements may constitute labeling and thus be subject to regulation by the Food and Drug Administration.

It is possible that the statements presented in connection with product descriptions on Xunantunich Inc.s site may be determined by the Food and Drug Administration to be drug claims rather than nutritional statements. Some of Xunantunich Inc.s suppliers may incorporate objectionable statements directly in their product names or on their products labels, or otherwise fail to comply with applicable manufacturing, labeling and registration requirements for over-the-counter or homeopathic drugs or dietary supplements. As a result, Vitamineralherb.com may have to remove or modify some statements, products or labeling from its website.

Xunantunich Inc. cannot predict the nature of any future Canadian or U.S. laws and regulations nor can it determine what effect additional governmental regulations or administrative orders would have on our business in the future. Although the regulation of dietary supplements is less restrictive than that of drugs and food additives Xunantunich Inc. cannot assure you that the current statutory scheme and regulations applicable to dietary supplements will remain less restrictive.

Any laws, regulations, enforcement policies, interpretations or applications applicable to Xunantunich Inc.s business could require the reformulation of certain products to meet new standards, the recall or dropping of certain products, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling.

Regulation of the Internet.

In general, existing laws and regulations apply to the Internet. The precise applicability of these laws and regulations to the Internet is sometimes uncertain. The vast majority of such laws were adopted prior to the Internet and do not address the unique issues of the Internet or electronic commerce.

Numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection on the Internet. Due to the increasing use of the Internet as a medium for commerce and communication, it is possible that new laws and regulations could be passed with respect to the Internet. These new laws and regulations could cover issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and the applicability of existing laws and regulations to the Internet may slow the growth of Internet use and result in a decline in Xunantunich Inc.s sales.

A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and some states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair growth and, as a result have a negative affect on our business.

Employees.

Xunantunich Inc. is a development stage company and currently has no employees. Xunantunich Inc. is currently managed by Mark, Florence, Michael and Grant Cramer, its officers and directors. Xunantunich Inc. looks to the Cramers for their management and financial skills and talents. For a complete discussion of the Cramer familys experience, please see Directors and Executive Officers. Management plans to use consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees in the near future other than sales people to set up accounts.


Available Information and Reports to Securities Holders.

Xunantunich Inc. has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to the common stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules which are part of the Registration Statement. For further information with respect to Xunantunich Inc. and its common stock, see the Registration Statement and the exhibits and schedules thereto. Any document Xunantunich Inc. files may be read and copied at the Commissions Public Reference Room located at 450 Fifth Street N.W., Washington D.C. 20549, and the public reference rooms in New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Xunantunich Inc.s filings with the Commission are also available to the public from the Commissions website at http://www.sec.gov.

Upon completion of this offering, Xunantunich Inc. will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commissions public reference rooms, and the website of the Commission referred to above.

Forward looking statements.

You should not rely on forward-looking statements in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipates, believes, plans, expects, future, intends and similar expressions to identify these forward-looking statements.
Actual results could differ materially from those anticipated in these forward-looking statements for many reasons.


Managements Discussion and Analysis Or Plan Of Operation.

Upon the completion of all or part of the sale of shares contained in this Offering, Xunantunich Inc. intends to proceed as quickly as possible to do an in-depth feasibility study and if and when that study proves the project to be feasible, hire one or more sales representatives to present its service to potential customers. Geography is an obstacle that must be dealt with.
The Province of Alberta is very large, making adequate coverage by one salesperson virtually impossible. A minimum of two representatives will be necessary. After opening accounts, these representatives will be necessary to service existing customers. Research has indicated that this servicing or detailing of already established accounts results in larger increases in reorders of product.

Estimated expenses for the next twelve months are as follows:
                                             US dollars     Cdn.dollar

Two sales persons (draw against commissions)
@ $1000 per month*                                                         $
                                             36,000         $ 54,000
     Administration                          12,000         $ 18,000
     Employee benefits                      $16,000         $ 24,000
     Office rent                            $12,000         $ 18,000
     Office supplies ( including furniture)  10,000         $ 15,000
     Development stage costs
     including recruiting costs)             $1,000         $  1,500
     Website maintenance                     $  500         $    750
     Contingency (10%)                       $8,750         $ 13,125

Total first year expenses                  $ 96,250         $144,375

* All figures shown are in United States and Canadian dollars. A conversion rate of 1.5 was used.

If the proposed offering proceeds are not received, operations would be scaled down. One sales person would be hired instead of two; administration would be handled by an officer and director at no cost. The same officer and director would supply office space during the start-up process. Growth would be much slower and Xunantunich Inc. would not be able to rent office space and hire administrative help until sales volumes and gross profits were large enough. If no funds are received from this offering, management would be forced to decide whether or not to proceed with the business and either delay starting or cancel the project completely.


Description of property.

Xunantunich Inc. maintains a mailing address at the office of one of its shareholders, but otherwise does not maintain an office.
We pay no rent and own no real estate.

Certain Relationships and Related Transactions

Prior to the date of this Registration Statement Xunantunich issued to ten individuals a total of 2,000,000 shares of common stock in consideration of acquiring the rights to manufacture and market an oxygen-enhanced product for use in aquaculture, fish and poultry farming and the bioremediation of waste ponds and lagoons in the states of Arizona and Nevada. Mortenson acquired these rights from the inventors of the product, N.W. Technologies Inc. under a distribution agreement.

In December, 1999 N.W. Technologies unilaterally canceled its contract and distribution agreement with David R. Mortenson and Associates. Mortenson and several of the concerns that have an interest in the technology through distribution agreements with Mortenson, have filed suit in Harris County court, Texas against N.W. Technologies Inc, its officers and directors and several other individuals and concerns involved with the cancellation and withdrawal.

Xunantunich is not withdrawing from its from its agreement with Mortenson for the distribution and manufacture of the oxygen-enhanced products, nor has it any intention of doing so at the present time. All obligations under that agreement have been suspended until the lawsuit is resolved.

In order to avoid litigation with Xunantunich and to protect our shareholders Mortenson granted a distribution territory for an Internet based vitamin and health supplement company. The company, Vitamineralherb.com, is located San Diego, California. There was no charge for this distribution territory that is for the Province of Alberta, Canada.


Market for common equity and related stockholder matters.

Xunantunich Inc. is a development stage company that is still in the beginning stages of implementing its business plan. No market currently exists for the common stock. Upon completion of all or part of the offering of common shares contained in this Registration Statement, it is the intention of Xunantunich Inc. to apply for a trading symbol and a listing to have its shares quoted on the NASD OTC Bulletin Board. There can be no assurance that any part of this Offering will be subscribed to and if all or part of the offering is subscribed to, that the request of Xunantunich Inc. to have the price of its stock quoted on the OTC Bulletin Board will be granted. You should take all of the above facts into consideration before making a decision to purchase any amount of Xunantunich Inc. stock.


Executive compensation.

No officer or director of Xunantunich Inc. has received any remuneration. Although there is no current plan in existence, it is possible that Xunantunich Inc. will adopt a plan to pay or accrue compensation to its officers and directors for services related to the implementation of the business plan. See Certain Relationships and Related Transactions. Xunantunich Inc. has no stock option, retirement, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future.

                       XUNANTUNICH, INC.

                (A Development Stage Enterprise)






                  Interim Financial Statements
                    (Prepared by Management)

            As at May 31, 2000 and December 31, 1999




                         XUNANTUNICH INC.

                         BALANCE SHEETS
            As at May 31, 2000 and December 31, 1999
                    (Prepared by Management)

                                       May 31, 2000   December 31,1999
                                       Unaudited      Audited

                             ASSETS
CURRENT ASSETS:
          CASH                         617            0

TOTAL       CURRENT       ASSETS       617            0

OTHER ASSETS
  LICENSE RIGHTS                       2,000          2,000

TOTAL         ASSETS                   2,617          2,000

               LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES:                   0              0

TOTAL CURRENT LIABILITIES              0              0

STOCKHOLDERS EQUITY:
     Common stock, $0.001 par
     Value; 100,000,000 shares
     Authorized, and 5,100,000 (5,000,000)
     Shares    Issued and outstanding
                                       2,600          2,500

     ADDITIONAL PAID-IN CAPITAL        11,934         34

     (DEFICIT ACCUMULATED DURING
     THE DEVELOPMENT STAGE)            11,917)       (534)

TOTAL STOCKHOLDERS EQUITY               2,617         2,000

TOTAL LIABILITIES AND
STOCKHOLDERS EQUITY                     2617          2,000




                        XUNANTUNICH INC.

                     STATEMENT OF OPERATIONS
    For the five months ended May 31, 2000 and for the period
         April 2, 1999 (Inception) to December, 31, 1999
                    (Prepared by Management)

                                   May 31, 2000        December 31, 1999
                                   Unaudited           Audited

REVENUES:                          $ 0                 $ 0

OPERATING EXPENSES:

  FEES                               0                   165
  TAXES AND LICENSES                 0                   320
     OFFICE    EXPENSES              383                  49
  LEGAL AND ACCOUNTING FEES          9,500                 0
  CONSULTING FEES                    1,500                 0

TOTAL OPERATING EXPENSES            11,383               534

NET (LOSS) FOR THE PERIOD          (11,383)             (534)

NET (LOSS) PER SHARE                 (0.00)            (0.00)


WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING       5,100,000            5,000,000







                       XUNANUTUNICH, INC.

                     STATEMENT OF CASH FLOWS
     For the five months ending May 31, 2000 and the Period
       April 2, 1999 (Inception) through December 31, 2000
                    (Prepared by Management)

                                May 31, 2000       December 31, 1999
                                Unaudited          Audited
CASH FLOWS FROM (TO)
OPERATING ACTIVITIES:

  NET   INCOME   (LOSS)         $ (11,383)         $ (534)


CASH FLOWS FROM (TO)
INVESTING ACTIVITIES:

  PURCHASE OF LICENSE RIGHTS            0          (2,000)


CASH FLOWS FROM (TO)
FINANCING ACTIVITIES:


ISSUANCE OF COMMON STOCKS          12,000           2,534


NET INCREASE (DECREASE) IN CASH       617               0


CASH, BEGINNING OF PERIOD               0               0



CASH, END OF PERIOD                   617               0






                        XUNANTUNICH, INC.
               (A Development Stage Enterprise)


                          AUDIT REPORT
                       December 31, 1999
















                    Janet Loss, C.P.A., P.C.
                   Certified Public Accountant
              1777 S. Harrison Street, Suite 2100
                     Denver, Colorado 80210






                       XUNANTUNICH, INC.
                (A Development Stage Enterprise)

                  INDEX TO FINANCIAL STATEMENTS

                       TABLE OF CONTENTS



ITEM                                                        PAGE

Report of Certified Public Accountant..................       34


Balance Sheet, December 31, 1999 .........................    35

Statement of Operations, for the
Period April 2, 1999 (Inception)
Through December 31, 1999.................................    36

Statement of Stockholders Equity
(Deficit), April 2, 1999 (Inception)
Through December 31, 1999.................................    37

Statement of Cash Flows for the
Period From April 2, 1999 (Inception)
Through December 31, 1999 ................................
                                                              38

Notes to Financial Statements............................     39 & 40














                    Janet Loss, C.P.A., P.C.
                   Certified Public Accountant
               1777 S. Harrison Street, Suite 2100
                     Denver, Colorado 80210
                         (303) 782-0878

                   INDEPENDENT AUDITORS REPORT

Board of Directors
Xunantunich, Inc.
21112 123rd Avenue
Maple Ridge, British Columbia V2X4B4
Canada

I have    audited     the accompanying Balance Sheet of Xunantunich,
Inc. (A Development Stage Enterprise) as of December 31, 1999 and the Statements of Operations, Stockholders Equity, and Cash Flows for the period April 2, 1999 (Inception) through December 31,
1999. These financial statements are the responsibility of the Companys management. My responsibility is to express an opinion on these financial statements based on my audits.

My audit was made in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xunantunich, Inc.(a development stage enterprise) as of December 31, 1999, and the results of its operations and changes in its cash flows for the period from April 2, 1999 (Inception) through December 31, 1999, in conformity with generally accepted accounting principles.


Janet Loss, C.P.A., P.C.
February 29, 2000








                        XUNANTUNICH, INC.
                (A Development Stage Enterprise)

                          BALANCE SHEET
                        December 31, 1999
           ASSETS

CURRENT ASSETS:
        License   Rights                               2,000
TOTAL ASSETS                                           2,000

               LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES:

TOTAL CURRENT LIABILITIES                                  0
STOCKHOLDERS EQUITY:
     Common stock, $0.001 par value;
     100,000,000 shares Authorized, and
     5,000,000 shares Issued and outstanding           2,500

     Additional Paid-In Capital                           34
     Total Stockholders Equity (Deficit)               2,000


TOTAL LIABILITY AND STOCKHOLDERS EQUITY           $    2,000







  The accompanying notes are an integral part of the financial statements.


                        XUNANTUNICH INC.
                (A Development Stage Enterprise)

                     STATEMENT OF OPERATIONS
            For the Period April 2, 1999 (Inception)
                    Through December 31, 1999


REVENUES:                                        $         0


OPERATING EXPENSES:

  Fees                                           $       165
  Taxes and Licenses                                     320
  Office Expenses                                         49

     TOTAL OPERATING EXPENSES                            534


  NET   (LOSS)                                   $      (534)



NET   (LOSS)  PER   SHARE                        $   (0.0000)



Weighted Average Number of
Common Shares Outstanding         5,000,000










  The accompanying notes are an integral part of the financial statements.





                        XUNANTUNICH, INC.
                (A Development Stage Enterprise)

           STATEMENT OF STOCKHOLDERS EQUITY (DEFICIT)
                  For the Period April 2, 1999
                    Through December 31, 1999



                 Common               Additional  (Deficit)        Total
                 Stock      Common    Paid-In    Accumulated   Stockholders
                 Number of  Stock     Capital    During the   Equity(Deficit)
                 Shares     Amount               Developement

April 2, 1999
Issuance of
Common Stock     500000     500       34         0            534
for Cash

Issuance of
Common Stock     2000000    2000      0          0            2000
for license
Rights

Issuance of
Common Stock     2500000    0         0          0            0
on November
24, 1999 for
2-1 split


Deficit for
the Period
from April 2,
1999
(Inception)      0         0         0           (534)        (534)
December 31,
1999

Balance
December
31, 1999         5000000   2500      34          (534)        2,000

[/TABLE]

The accompanying notes are an integral art of these financial statements




                        XUNANTUNICH INC.
                (A Development Stage Enterprise)

                     STATEMENT OF CASH FLOWS
            For the Period April 2, 1999 (Inception)
Through December 31, 1999For the Period April 2, 1999 (Inception)

                    Through December 31, 1999


CASH FLOWS FROM (TO) OPERATING
ACTIVITIES:

  Net Income (Loss)                             $      (534)


CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of License Rights                         (2,000)


CASH FLOWS FROM (TO) FINANCING ACTIVITIES:

  Issuance of Common Stocks                           2,534


Increase (Decrease) in Cash                               0

CASH, BEGINNING OF PERIOD                                 0

CASH, END OF PERIOD                                       0







  The accompanying notes are an integral part of the financial statements.





                        XUNANTUNICH, INC.
                (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS
                        December 31, 1999

NOTE I - ORGANIZATION AND HISTORY

The Company is a Nevada Corporation and the Company has been in the development stage since its formation on April 2, 1999.

The Companys only activities have been organizational, directed at acquiring its principle assets, raising its initial capital and developing its business plan.

On April 2, 1999, Xunantunich Inc. issued 500,000 shares of common stock to the officers and directors as founders shares in return for the time, effort and expenditures to organize and form the corporation. On April 28, 1999 Xunantunich Inc. issued 2,000,000 shares of common stock at a price of $0.001 per share in return for the water treatment rights for the states of
Arizona and Nevada and the development of the business plan. These shares were issued pursuant to Rule 504 of Regulation D.

On November 24, 1999 all 2,500,000 shares of common stock of Xunantunich Inc. were purchased by the present shareholders.
They immediately effected a two - to - one forward split for a total of 5,000,000 issued and outstanding shares

NOTE II - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE ACTIVITIES
The Company has been in the development stage since inception.

ACCOUNTING METHOD
The Company records income and expenses on the accrual method.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents includes cash on hand, cash on deposit, and  highly liquid investments with maturities generally of three
months  or  less.   At  December 31,  1999,  there  Ire  no  cash
equivalents.

YEAR END
The Company has elected to have a fiscal year ended December 31.

USE OF ESTIMATES
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of financial statements, as Ill as revenues and expenses reported for the periods presented. The Company regularly assesses these estimates and, while actual results may differ management believes that the estimates are reasonable.

NOTE III - RELATED PARTY TRANSACTIONS

The Company entered into an agreement made effective April 5, 1999 with David R. Mortenson & Associates (Grantor) to receive a three-year license to distribute the products developed by NW Technologies, Inc. The contract, for the states of Arizona and Nevada, called for a $5,000 initial payment and a royalty of 5% of gross sales. It also required the Company to purchase a minim of $50,000 of product the first year, $75,000 the second year and $125,000 the third year.

The initial $5,000 payment was waived and the Company agreed to pay the Grantor the sum of $2,000 in the form of 2,000,000 shares of common stock having a par value of $0.001 per share. Management puts a fair market value of $2,000 on the license.

A Form D under Rule 504 was filed dated April 5, 1999 reflecting the 2,000,000 shares of common stock issued. These 2,000,000 shares of common stock were issued at $0.001 per share, the exact amount of the renegotiated license fee. The agreement with David
R.   Mortenson  &  Associates  was  entered  into   by   previous
management.

NOTE IV - SUBSEQUENT  EVENTS

In December, 1999 N.W. Technologies, Inc. unilaterally cancelled its contract with David Mortenson & Associates. Early in the year 2000 David Mortenson & Associates filed suit against N.W.
Technologies, Inc. in Harris County Court, Texas.

In the opinion of management, the Company has no direct or indirect interest in the Texas lawsuit.

In a letter dated January 5, 2000 David Mortenson & Associates suspended all present and future payments under the License
Agreement until their dispute with N.W. Technologies is resolved.

In March, 2000 David Mortenson & Associates gave the Company a License to distribute vitamins, minerals, herbs and other health products and supplements through the Internet. The license calls for a 10% add-on for all products purchased and an annual $500
website  maintenance  fee.     The effective  date  of  the  License
Agreement for distribution rights for the Province of Alberta, Canada was January 3, 2000. The term of the license is three years and is automatically renewed unless either of the parties provides a ninety day written notice of non-renewal.

David R. Mortenson was an original incorporator of the corporation and is a principal in both David Mortenson &
Associates and vitamineralherb.com. Since November, 1999 he has owned no stock or held no office in Xunantunich Inc. At that time all issued and outstanding shares were purchased by the present shareholders.

To date Xunantunich Inc. has spent a total of $12,500, including $ 9,000 legal and preparation fees for the registration statement; $1,500 in accounting fees; $1,500 in Consulting (Edgar Filing Fees) and $500 miscellaneous office expenses. These costs are all expensed as they occurred.
Changes in and Disagreements with Accountants on Accounting and Financial disclosure.

There have been no changes in and/or disagreements with Janet
Loss, C.P.A., P.C. on accounting and financial disclosure matters.





PART II - Information Not Required in Prospectus


Item 24.   Indemnification of directors and officers.

Pursuant to Nevada law, a corporation may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the corporation, against such persons costs and expenses incurred in connection with such action so long as he/she has acted in good faith and in a manner which he/she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

The bylaws of Xunantunich Inc. filed as Exhibit 3.2, provide that Xunantunich Inc. will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Xunantunich Inc., absent a finding of negligence or misconduct in office. The Bylaws also permit Xunantunich Inc. to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Xunantunich Inc. has the power to indemnify such person against liability for any of those acts.


Item 25.   Other expenses of issuance and distribution.

Expenses incurred or (expected) relating to this Registration
Statement and distribution are as follows:
          Legal fees                   $ 9,500.00
          Accounting                     1,500.00
          (Edgar filing and Printing)    4,000.00

TOTAL                                  $15,000.00

To date Xunantunich Inc. has spent a total of $12,500 for office expenses and legal and accounting fees.



Item 26.   Recent sales of unregistered securities.

Set forth below is information regarding the issuance and sales of Xunantunich Inc. securities without registration since its formation. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

On April 2, 1999, Xunantunich Inc. issued 500,000 shares of common stock to the officers and directors as founders shares in return for the time, effort and expenditures to organize and form the corporation. On April 28, 1999 Xunantunich Inc. issued 200,000 shares of common stock each to ten individuals for a total of 2,000,000 shares in return for the water treatment rights for the states of Arizona and Nevada and the developmen t of the business plan.

On August 17, 1999, the Board of Directors of Xunantunich Inc.
filed an amendment to its Articles of Incorporation with the state of Nevada increasing the authorized capital to 100,000,000 shares of common stock.

On November 24, 1999 all 2,500,000 shares of common stock of Xunantunich Inc. Ire purchased by the present shareholders. They immediately effected a two - to - one forward split for a total of 5,000,000 issued and outstanding shares

On April 30, 2000 100,000 shares of common stock at a price of $0.10 per share were issued for cash. This capital was spent on preparation and amending this registrations statement and updating of financial statements.


Item 27.   Exhibits.

The following exhibits are filed as part of this Registration
Statement;

          Exhibit
          Number         Description

           3.1  Articles of Incorporation*
           3.2  Bylaws*
           5.1  Opinion re: Legality
           10.1 License Agreement*
           10.2 Assignment of License Agreement*
           10.3 License Agreement-Water*
           23.1 Consent of Independent Au0ditors
           23.2 Consent of Counsel (See Exhibit 5.1)


               * Previously filed



               Item 28.       Undertakings

               The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
  Statement:

     (a) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

     (c) To include any additional or changed material information to the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) file a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) For determining any liability under the Securities Act, to treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

5) For determining any liability under the Securities Act to treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered and the offering of the securities at that time as the initial bona fide Offering of those Securities.



                           Signatures

In accordance with the requirements of the Securities Act of1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prince George, Province of British Columbia, Canada

On August 22, 2000

(Registrant)    Xunantunich Inc.

By: /S/ Mark Cramer
       Mark Cramer, President.

               In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date stated.

By: /S/ Mark Cramer
     Mark Cramer, President
Date: August 22, 2000

By: /S/ Florence Cramer
       Florence Cramer, Secretary/Treasurer
Date: August 22, 2000

By: /S/ Michael Cramer
       Michael Cramer, Vice President
Date: August 22, 2000

By: /S/ Grant Cramer
       Grant Cramer, Director
Date: August 22, 2000



















                           EXHIBIT 5.1









                      OPINION RE: LEGALITY

                      ARTHUR J. FROST, LTD.
                      Arthur J. Frost, Esq.
                    7549 W. Heatherbrae Drive
                     Phoenix, Arizona 85033
                         (623) 849-2050
                    (623) 873-1799 Facsimile
August 20, 2000

Xunantunich Inc.
21112 123rd Avenue
Maple Ridge, BC V2X 4B4
Canada

Re: Xunatunich Inc. Registration Statement on Form SB2

Ladies and Gentlemen:

I have acted as counsel for Xunantunich Inc., a Nevada corporation (the Company), in connection with the preparation of the registration statement on Form SB-2 (the Registration Statement) filed with the Securities and Exchange Commission (the Commission) pursuant to the Securities Act of 1933, as amended (the Act), relating to the public offering (the Offering) of up to 1,500,000 shares (the Shares) of the Companys common stock, $.001 par value (the Common Stock).

In rendering the opinion set forth below, I have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Companys Articles of Incorporation; (c) the Companys Bylaws; (d) certain records of the Companys corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, I have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement

Very truly yours,

/s/  Arthur J. Frost
Arthur J. Frost






















                        EXHIBIT 23.1





               CONSENT OF INDEPENDENT AUDITORS





                   Janet Loss, C.P.A., P.C.
                  Certtfied Publcc Accountant
                    1777 S. Harrison Street
                          Suite 2100
                       Denver, CO 80210


     The Board of Directors
     XUNANTUNICH, INC.
     21112 123rd Avenue
     Maple Ridge, BC V2X 4B4Canada

     Dear Sirs:

     This letter will authorize you to include the Audit of your company dated December 31,1999 and the Audit Report dated February 29, 2000 in the Registration Statement currently under review with the Securities and Exchange Commission.


     Yours Truly,

     S/S   Janet Loss, C.P.A., P.C.
                    Janet Loss, C.P.A., P.C.

     August 31, 2000